                              BANCORP HAWAII, INC.
                        1,000,000 SHARES OF COMMON STOCK
                           PAR VALUE $2.00 PER SHARE
                            ------------------------

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                            ------------------------

     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") provides shareholders of common stock ("Common Shares") of Bancorp Hawaii, Inc. ("Bancorp") with a simple and convenient method of purchasing Common Shares without fees of any kind. Any holder of record of Common Shares of Bancorp is eligible to join the Plan.

     In addition, any of the following who is not a holder of record or beneficial owner of Common Shares may join the Plan by purchasing Common Shares pursuant to the initial stock purchase provisions of the Plan: an employee, retired employee, or director of Bancorp, Bank of Hawaii (the "Bank"), or any of their wholly owned subsidiaries ("Eligible Employee"); or a resident of the State of Hawaii.

     Investment options offered participants under the Plan are:

          Full Dividend Reinvestment -- Reinvest dividends on all Common Shares held. Participants may also make optional payments of a minimum of $25 per payment up to an aggregate of $5,000 per calendar quarter.

          Partial Dividend Reinvestment -- Reinvest dividends on less than all Common Shares held and continue to receive cash dividends on the other shares. Participants may also make optional payments of a minimum of $25 per payment up to an aggregate of $5,000 per calendar quarter.

          Optional Payments Only -- Invest by making optional payments of a minimum of $25 per payment up to an aggregate of $5,000 per calendar quarter without reinvesting dividends on Common Shares held.
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
                                                  UNDERWRITING
                                    PRICE TO        DISCOUNTS        PROCEEDS TO
                                     PUBLIC      AND COMMISSIONS       ISSUER
--------------------------------------------------------------------------------
Per Share.......................       *               $ 0                *
Total...........................       *               $ 0                *

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* The price of Common Shares purchased under the Plan shall be 100% of the market price determined on the basis of the average of the last sales prices of the shares on the New York Stock Exchange for the period of five trading days ending on the day of purchase.
                            ------------------------

     This Prospectus relates to 1,000,000 authorized and unissued Common Shares registered for sale under the Plan. It is suggested that this Prospectus be retained for future reference.
                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
        UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Neither the delivery of this Prospectus nor any sales hereunder shall under any circumstances create any implication that there has been no change in the affairs of Bancorp since the date hereof. No person has been authorized to give any information or to make any representations, other than as contained in this Prospectus and in other documents relating to the Plan delivered to eligible parties and filed with the Securities and Exchange Commission, in connection with the offer described in this Prospectus, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer to sell the securities to which this Prospectus relates in any State to any person to whom it is unlawful to make such offer in such State.

                THE DATE OF THIS PROSPECTUS IS OCTOBER 28, 1996.

     This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C., and all copies of all or any parts of it may be obtained from the Commission upon payment of the prescribed fees.

     Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at the Regional Offices of the Commission:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; or 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Bancorp's Common Shares are traded on the New York Stock Exchange under the symbol BOH. Reports, proxy material, and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Any person, including any beneficial owner, receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated herein (except for certain exhibits to such documents) or Bancorp's Annual Report to Shareholders. Requests should be addressed to Corporate Secretary Department, Bancorp Hawaii, Inc., 130 Merchant Street, Honolulu, Hawaii 96813, telephone (808) 537-8239.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
The Issuer.............................................................................   3
Description of the Dividend Reinvestment and Stock Purchase Plan.......................   3
  Purpose..............................................................................   3
  Plan Highlights......................................................................   3
  Administration.......................................................................   4
  Participation........................................................................   4
  Costs................................................................................   5
  Purchases............................................................................   6
  Initial Stock Purchase and Optional Payments.........................................   6
  Reports to Participants..............................................................   7
  Certificates for Shares..............................................................   7
  Termination of Participation.........................................................   7
  Sale of Shares.......................................................................   8
  Effective Date.......................................................................   8
  Safekeeping of Shares................................................................   8
  Limitation of Liability..............................................................   8
  Other Information....................................................................   8
  Federal Income Tax Consequences of Participation in the Plan.........................  10
Use of Proceeds........................................................................  10
Incorporation of Certain Documents by Reference........................................  10
Interests of Named Experts and Counsel.................................................  11
Experts................................................................................  11

                                   THE ISSUER

     Bancorp Hawaii, Inc. ("Bancorp") is the issuer of the shares of common stock ("Common Shares") covered by this Prospectus. Its principal executive offices are located at 130 Merchant Street, Honolulu, Hawaii 96813, telephone
(808) 537-8239.

        DESCRIPTION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The following is a discussion of the provisions of the Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Bancorp. Those holders of Common Shares who do not wish to participate in the Plan will receive cash dividends, as declared, by check as usual.

     This Prospectus relates to Common Shares purchased on or after the date of this Prospectus in accordance with the provisions of the Plan.

PURPOSE

     The purpose of the Plan is to provide holders of record of Common Shares with a simple and convenient method of investing cash dividends and optional payments in additional Common Shares without payment of any brokerage commission or service charges. The Plan is also designed to permit Eligible Employees and residents of the State of Hawaii to join the Plan without incurring brokerage commissions by making an initial purchase of Common Shares through the Plan.

     Because Common Shares will be purchased directly from Bancorp, Bancorp will retain such funds for general corporate purposes.

PLAN HIGHLIGHTS

     The following are some of the highlights of Plan participation:

          (a) Participants may purchase Common Shares quarterly with reinvested cash dividends on all or less than all of the Common Shares registered in their names. See "Participation."

          (b) Participants may also purchase Common Shares monthly with optional payments of a minimum of $25 per payment up to an aggregate of $5,000 per calendar quarter. See "Initial Stock Purchase and Optional Payments."

          (c) No commission or service charges are paid by participants in connection with purchases under the Plan. See "Costs."

          (d) Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to a participant's account. See "Purchases."

          (e) Cash dividends on the shares in the participant's account are automatically reinvested in additional Common Shares. See "Purchases."

          (f) The purchase price of stock acquired through the Plan is based on a five-trading-day average, which may be higher or lower than the market price on the purchase date. See "Purchases."

          (g) Certificates for shares credited to a participant's account are registered in the name of the Administrator or its nominee, unless the participant withdraws shares from the participant's account and requests the issuance of certificates for those shares. In that case, the withdrawn shares may continue to participate in the Plan. See "Certificates for Shares."

          (h) A participant may instruct the Plan Administrator to sell Common Shares credited to the participant's account, and upon such sale the Administrator will remit the net proceeds remaining after payment of brokerage commissions, a service fee and any applicable taxes. Sales are ordinarily made weekly following timely receipt of written instructions. See "Sale of Shares." Such sales will generally take longer to complete than a sale of Common Shares for which a participant holds certificates.

ADMINISTRATION

     Continental Stock Transfer & Trust Company (the "Administrator") administers the Plan for participants, keeps records, sends statements of account to participants, and performs other duties relating to the Plan. Common Shares purchased under the Plan will be registered in the name of the Administrator, or its nominee, and the Administrator will keep an individual account for each participant to record the participant's interest in the Plan. The Administrator is not an affiliate of Bancorp.

PARTICIPATION

     All holders of record of Common Shares are eligible to join the dividend reinvestment and optional payment portions of the Plan at any time. An eligible shareholder may join the Plan by completing and signing a Bancorp-approved authorization form ("Authorization Form") and returning it to the Corporate Secretary of Bancorp. Each participant in the Plan will remain a participant until he or she terminates his or her participation in the Plan. Additional copies of this Prospectus, together with additional Authorization Forms, may be obtained at any time by writing to Bancorp Hawaii, Inc., P.O. Box 2900, Honolulu, Hawaii 96846, Attention: Corporate Secretary, or by calling the Corporate Secretary Department at (808) 537-8239.

     Except as discussed below, only holders of record of Common Shares are eligible to join the dividend reinvestment and optional payment portions of the Plan. Accordingly, owners of Common Shares whose shares are held of record in names other than their own (e.g., broker, bank nominee) must either (1) have the election to have their shares participate in the Plan made by the holder of record or (2) become holders of record by having Common Shares transferred into their own names and then making an election to participate. An election to have shares participate in the Plan may not exceed the number of shares held of record by the person making the election.

     The Plan provides that if a member of the Bank of Hawaii Profit Sharing Plan has an interest in the Bancorp Stock Fund of such profit sharing plan, he or she will be regarded as a holder of record of Common Shares. Such a person is thereby eligible to make optional payments to the Plan even if he or she owns no other Common Shares.

     An Authorization Form electing reinvestment of dividends must be received by the record date of the dividend to be reinvested in order to reinvest that dividend. An optional payment may be made when joining the Plan or at any time thereafter.

     In addition, the following may join the Plan by purchasing Common Shares pursuant to the initial stock purchase provisions of the Plan:

          (a) An Eligible Employee who is not a holder of record or a beneficial owner of Common Shares participating in the Plan.

          (b) An individual who is a resident of the State of Hawaii and who is not a holder of record or a beneficial owner of Common Shares participating in the Plan. The Plan provides that the Chairman of the Board of Bancorp may suspend the eligibility of such individuals to participate in the initial stock purchase provisions of the Plan at any time. The Chairman's discretion to suspend such eligibility might be exercised, for example, if the number of Common Shares then available for Plan purposes was insufficient to meet the requirements of existing Plan participants, or to facilitate compliance with legal or regulatory requirements.

     A person may purchase Common Shares pursuant to the initial stock purchase provisions of the Plan by completing and signing a Bancorp-approved Initial Stock Purchase Form-Hawaii Resident/Eligible Employee, as the case may be, and returning it to the Corporate Secretary of Bancorp. An initial stock purchase payment must be at least $250, but the initial stock purchase payment and any optional payment may not exceed an aggregate of $5,000 in any calendar quarter. Common Shares purchased pursuant to the initial stock purchase provisions of the Plan will be at 100% of the market price. A person purchasing Common Shares pursuant to the initial stock purchase provisions of the Plan will be deemed to have chosen the Full Dividend Reinvestment option, described below, unless and until such person has changed the investment option by signing an Authorization Form electing another investment option.

     The Authorization Form provides for the purchase of Common Shares through the following investment options offered under the Plan:

          Full Dividend Reinvestment -- Reinvest dividends on all Common Shares held by a participant at 100% of the market price. Optional payments of a minimum of $25 per payment up to an aggregate of $5,000 per calendar quarter may also be made. Optional payments will be invested at 100% of the market price.

          Partial Dividend Reinvestment -- Reinvest dividends on fewer than all of the Common Shares held by a participant at 100% of the market price and continue to receive cash dividends on the other Common Shares. Optional payments of a minimum of $25 per payment up to an aggregate of $5,000 per calendar quarter may also be made. Optional payments will be invested at 100% of the market price.

          Optional Payments Only -- Invest by making optional payments of a minimum of $25 per payment up to an aggregate of $5,000 per calendar quarter. Optional payments will be invested at 100% of the market price.

     If an executed Authorization Form does not specify an investment option, the Corporate Secretary Department will return the form for completion or request further written instructions from the participant.

     If dividends are subject to federal income tax withholding, the amount of tax to be withheld will be deducted from the dividend amount to determine the amount to be reinvested.

     A participant may change the investment option at any time by signing a new Authorization Form and returning it to the Corporate Secretary of Bancorp for review and forwarding to the Administrator. However, any change in option with respect to reinvestment of dividends must be received by the Corporate Secretary of Bancorp by the first day of the month preceding the month in which the dividends are to be paid to allow sufficient time for processing.

     Cash dividends on Common Shares credited to the participant's account under the Plan are automatically reinvested to purchase additional Common Shares.

COSTS

     No brokerage fees are incurred in purchasing Common Shares under the Plan because Common Shares are purchased directly from Bancorp. All service fees and costs of administration of the Plan are paid by Bancorp, except that participants who elect to have the Administrator, as agent for the participant, sell the shares of common stock from his or her account on the open market and to receive cash in lieu of the issuance of a stock certificate upon termination or withdrawal from the Plan will be charged brokerage commission, a service fee of the Administrator charged in connection with such sale, and any applicable taxes to be paid or withheld by the Administrator.

PURCHASES

     The price of Common Shares purchased under the Plan will be 100% of the market price, which will be determined on the basis of the average of the last sales prices of Common Shares on the New York Stock Exchange for the period of five trading days ending on the day of the purchase. If there is no trading in the Common Shares during any trading day during the five-day period, the market price and the purchase price based thereon will be determined by Bancorp on the basis of such market quotations as it deems appropriate. No Common Shares will be sold by Bancorp to the Plan at less than the par value of such shares of $2.00 per share.

     Cash dividends on Common Shares will be applied to the purchase of Common Shares on dividend payment dates. Optional payments will be applied as described under "Initial Stock Purchase and Optional Payments."

     Each participant's account will be credited with that number of Common Shares, including fractions computed to four decimal places, equal to the amounts to be invested, divided by the applicable purchase price.

INITIAL STOCK PURCHASE AND OPTIONAL PAYMENTS

     An initial stock purchase payment in the form of cash, check, or money order may be made at any time, but must be in an amount of at least $250. The initial stock purchase payment and any optional payment, however, may not exceed an aggregate of $5,000 in any calendar quarter. (A payment is regarded as made on the date it is invested.) It is recommended that initial stock purchase payments not be made in cash, especially if made by mail.

     Optional payments in the form of cash, check, or money order may be made at any time, but must be for at least $25 per payment and may not exceed an aggregate of $5,000 per calendar quarter. The $5,000.00 quarterly limitation on initial stock purchase payments and optional payments will not be waived. The amount of the optional payments may be varied each time (but may not be less than $25 per payment), and there is no obligation to make additional optional payments. It is recommended that optional payments not be made in cash, especially if made by mail.

     Initial stock purchase or optional payments received by the Corporate Secretary Department of Bancorp by the last business day of the month will be applied towards the purchase of additional Common Shares on the tenth business day of the following month or on the dividend payment date if a dividend is payable in such month. However, payments that will not be invested within 35 days of receipt will be returned. Accordingly, initial stock purchase or optional payments should be submitted so that they are received by the Corporate Secretary Department of Bancorp between the tenth calendar day and the last business day of the month.

     An optional payment form and reply envelope may be obtained by calling the Corporate Secretary Department of Bancorp at (808) 537-8239 or by written request mailed to Bancorp Hawaii, Inc., P.O. Box 2900, Honolulu, Hawaii 96846,
Attention: Corporate Secretary. All checks or money orders should be made payable to "Continental Stock Transfer & Trust Company," and sent to Bancorp at the above address.

     No interest will be paid on initial stock purchase or optional payments for the period from the date of receipt until the date Common Shares are purchased. Checks and other drafts must clear before such funds will be available for purchases of Common Shares under the Plan. Checks drawn on foreign banks are subject to collection fees and exchange rates on the date of negotiation. An investor who has submitted payment for an initial stock purchase or optional purchase may cancel that transaction by providing written instructions to the Corporate Secretary Department of Bancorp, provided those instructions are received by the business day preceding the purchase date.

REPORTS TO PARTICIPANTS

     Each participant in the Plan will receive a statement of account at least once each quarter showing amounts invested, purchase prices, shares purchased, and other information for the year to date. Each year, the fourth quarter statement with summary will reflect year-to-date information which should be retained for the participant's permanent record. Each participant will also receive a Form 1099 for income tax purposes.

     In addition, each participant will receive copies of the same communications sent to every other holder of Common Shares, including Bancorp's Quarterly Shareholders Report, Annual Report to Shareholders, and the Notice of Annual Meeting and Proxy Statement.

CERTIFICATES FOR SHARES

     Common Shares purchased under the Plan, including Common Shares purchased pursuant to the initial stock purchase provisions of the Plan, will be registered in the name of the Administrator or its nominee. The number of shares credited to an account under the Plan will be shown on the participant's quarterly statement of account. This protects against loss, theft, or destruction of stock certificates.

     Certificates for such shares will not be issued to a participant except upon the participant's termination of participation in the Plan or withdrawal of all or a portion of the shares from the participant's account. Upon a participant's termination of participation in the Plan, the participant will receive certificates for whole shares credited to the participant's account and a cash payment for any fraction of a share. Upon a participant's withdrawal of all or a portion of the shares from the participant's account, the participant will receive certificates for whole shares so withdrawn, but in no case will certificates for fractional shares be issued. Withdrawn shares for which certificates are issued will continue to participate in the Plan unless the participant directs otherwise.

     Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan, or in the case of those persons entering the Plan pursuant to the initial stock purchase provisions of the Plan, in the names designated on the Bancorp-approved initial stock purchase form.

TERMINATION OF PARTICIPATION

     Participation in the Plan may be terminated by a participant at any time. In order to terminate participation in the Plan, a participant must send a written request to Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, NY 10004. When participation in the Plan is terminated, certificates for whole shares credited to the participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share. Certificates for fractions of shares will not be issued under any circumstances, and any cash payments will be based on the then current market price of the stock.

     Any notice of termination received after a dividend record date will not be effective until dividends paid for such record date have been credited to the participant's Plan account.

SALE OF SHARES

     A participant who wishes to receive cash in lieu of shares upon withdrawal or termination of participation may request the Administrator, as agent for the participant, to sell such shares on the open market and to remit the net proceeds to the participant. Such sales are ordinarily executed on the last trading day of each week; however, the Administrator has discretion to execute such sales more frequently and might do so, for example, in response to an unusually high volume of sales requests. In order for a Participant's shares to be sold by the Administrator, the Administrator or the Corporate Secretary Department of Bancorp must receive written sale instructions from the participant by the close of business on the second business day preceding the sale date. The net proceeds to the participant will equal the selling price of the shares on the date of sale less brokerage commission, a service fee of the Administrator charged in connection with such sale, and any applicable taxes to be paid or withheld by the Administrator. Any fractional shares credited to a participant under the Plan upon withdrawal or termination will be converted to cash on the basis of the then current market price of the stock.

EFFECTIVE DATE

     The original effective date of the Plan was January 1, 1980. The terms of the Plan as described in this Prospectus apply to purchases of Common Shares under the Plan occurring after the date of this Prospectus.

SAFEKEEPING OF SHARES

     In accordance with such procedures as the Administrator may adopt from time to time, a participant may deliver to the Administrator certificates for shares of Bancorp common stock participating in the Plan of which the participant is the record holder. The Administrator will register such shares in its or its nominee's name, but the participant will remain the beneficial owner of such shares. The Administrator will maintain an individual account in the name of the participant to record the participant's beneficial ownership of such shares. The Administrator currently does not charge any fees in connection with such an account, but it reserves the right to increase such fee or impose additional fees at any time.

LIMITATION OF LIABILITY

     The Plan provides that neither Bancorp, the Administrator, nor any of their representatives, employees, or agents shall be liable under the Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (1) arising out of any such act or omission to act that occurs prior to a participant's terminating participation pursuant to the terms of the Plan, and (2) with respect to the prices at which shares are purchased for the participant's account and the times such purchases are made. The foregoing provisions do not preclude the exercise by participants of applicable rights under federal or state securities laws.

OTHER INFORMATION

     If a participant who is reinvesting dividends on all or a portion of the Common Shares registered in the participant's name disposes of a portion of such shares, the dividends on the remainder of the shares will continue to be reinvested under the Plan. For example, if a participant authorized reinvestment of the cash dividends on 50 shares of a total of 100 shares registered in the participant's name and then the participant disposed of 25 shares, the Administrator would continue to reinvest the cash dividends on 50 of the remaining 75 shares. If instead, the participant disposed of 75 shares, the Administrator would continue to reinvest the cash dividends on all of the remaining 25 shares.

     If a participant disposes of all Common Shares registered in the participant's name, the Administrator will continue to reinvest the dividends on the shares credited to the participant's account under the Plan until otherwise notified.

     If a participant has an account in the Plan, all stock distributable to such participant as a result of a stock dividend or stock split by Bancorp on its Common Stock (including stock distributable on shares of Common Stock that are not held of record by the Administrator under the Plan) shall be credited to the participant's account in the Plan. If a Bancorp shareholder does not have an account in the Plan, all stock distributable to such shareholder as a result of a stock dividend or stock split by Bancorp on its Common Stock will be mailed directly to the shareholder.

     Common Shares credited to the account of a participant under the Plan may not be pledged or encumbered. A participant who wishes to pledge or encumber such shares must request that the certificates for such shares be issued in the participant's name.

     Pursuant to such rules as the Administrator and Bancorp may agree upon from time to time, a participant may transfer shares from one account in the Plan to another account in the Plan or may direct that shares be issued from the participant's account in the Plan to another person. Any such transfer or issuance must be made upon such forms as the Administrator may require.

     The participant agrees to notify the Administrator promptly in writing of any change of address. Notices to the participant may be given by letter addressed to the participant at his or her last address of record with the Administrator.

     The Administrator will forward all proxy materials including a form of proxy and return envelope covering all shares owned by a participant to be voted, such proxy to be returned by the participant to Bancorp or Bancorp's proxy agent.

     If no instructions are received on a proxy card or instruction form returned, properly signed, with respect to any item thereon, all of the shares credited to the participant's account under the Plan will be voted in accordance with the recommendations of Bancorp's management. If the proxy card or instruction form is not returned or if it is returned unsigned, none of the participant's shares will be voted unless the participant votes in person.

     Bancorp reserves the right to suspend, modify, or terminate the Plan at any time. The Chairman of the Board of Bancorp may suspend the Plan at any time. The Chairman's suspension authority is not limited by the Plan and might be exercised, for example, if the number of Common Shares available to the Plan was insufficient, or to facilitate modifications to the Plan, or to facilitate compliance with legal or regulatory requirements. Bancorp will notify affected participants of any suspension, termination or material modification of the Plan. Upon termination of the Plan by Bancorp, certificates for whole shares credited to a participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share.

     Participants should recognize that Bancorp cannot assure them of a profit or protect them against a loss on the Common Shares purchased under the Plan. As with any investment there is an element of risk and there can be no guarantee that every dollar invested will produce a given amount of income.

FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

     The following is a summary of material federal income tax consequences of participating in the Plan under federal income tax law existing as of the date of this Prospectus:

          1. In connection with Common Shares purchased with reinvested dividends, the fair market value of the shares purchased with reinvested dividends constitutes dividend income to the shareholder on the dividend payment date. (Nonparticipating shareholders will have dividend income in the amount of cash received.)

          2. The full amount of dividend income will be eligible for the 70% dividends received deduction in the case of corporate shareholders.

          3. The tax basis of Common Shares credited to the account of a participant will be their fair market value on the date of their purchase under the Plan.

          4. A participant's holding period for Common Shares acquired pursuant to the Plan will begin on the day following the purchase of such shares.

          5. A participant will not realize any taxable income when the participant receives certificates for whole Common Shares credited to the participant's account, either upon the participant's request for those shares or upon termination of participation in or termination of the Plan.

          6. A participant will realize gain or loss when the Common Shares are sold or exchanged, and in case of a fractional share or cash payment in lieu of shares, when the participant receives a cash payment for a fraction of a share credited to the participant's account or when the participant receives a cash payment in lieu of shares. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis therefor.

     A Plan participant is advised to consult with his or her own tax advisor as to the tax effects of his or her participation in the Plan.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Common Shares offered pursuant to the Plan will be used for general corporate purposes of Bancorp, including investments in, or extensions of credit to, Bancorp's banking and nonbanking subsidiaries.

     Based upon the past and anticipated growth of Bancorp, management anticipates that Bancorp will engage, in the future, in additional financings for similar general corporate purposes.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Bancorp with the Securities and Exchange Commission are incorporated herein by this reference as of their respective dates:

          1. Bancorp's Form 10-K Annual Report, which contains audited financial statements for Bancorp's latest fiscal year ended December 31, 1993.

          2. All other reports of Bancorp filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since December 31, 1993.

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          3. The description of Bancorp common stock contained in the registration statement (and past and future amendments thereto) for such common stock filed under Section 12 of the Securities Exchange Act of 1934.

     All documents subsequently filed by Bancorp pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the shares pursuant to the Plan covered by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of such filing of such documents.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     LEGAL OPINION. The validity of the shares of common stock to be offered hereunder will be passed upon for the registrant by the law firm of Carlsmith Ball Wichman Murray Case & Ichiki ("Carlsmith Ball"). Charles R. Wichman, one of the registrant's directors, is a retired partner of Carlsmith Ball and is the beneficial owner of 31,752 shares of registrant's common stock. Carlsmith Ball attorneys who have participated in the preparation of this Registration Statement are the beneficial owners of a total of 15,105 shares of registrant's common stock.

                                    EXPERTS

     The consolidated financial statements of Bancorp incorporated by reference in Bancorp's Annual Report (Form 10-K) for the year ended December 31, 1993 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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LOGO

DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN

     This prospectus describes how you can purchase additional common shares of Bancorp Hawaii, Inc. by automatically reinvesting your dividends.

     The Dividend Reinvestment and Stock Purchase Plan is designed for all holders of Bancorp Hawaii, Inc. common stock and those who qualify to make an initial stock purchase under the Dividend Reinvestment and Stock Purchase Plan.

BENEFITS TO OUR SHAREHOLDERS

- You purchase additional stock with reinvested dividends.

- You increase your Bancorp Hawaii, Inc. holdings without paying service charges or commissions.

- Your increased holdings will generate additional dividends.

- You may reinvest all or part of your dividends.

- Your record-keeping is simplified by having Continental Stock Transfer & Trust Company act as your agent to promptly reinvest your dividends.